Exhibit 99.2

FOR IMMEDIATE RELEASE

Bridge Bancorp, Inc. and Dime Community Bancshares, Inc.

to Combine in Merger of Equals Creating

The Best Business Bank in New York

From Montauk to Manhattan

Combination of two iconic community banks to create
a New York-based champion that will be a significant source of strength

Highly complementary branch network with leading deposit market share, coverage of the entire Long Island market and significant branding power

Larger capital base and experienced leadership team with M&A integration expertise provide significant advantages to weather adverse economic conditions

Accelerates shareholder value creation via identified cost savings and enhanced pre-provision earnings power

Bridgehampton and Brooklyn, New York, July 1, 2020 – Bridge Bancorp, Inc. (Nasdaq: BDGE) (“Bridge”), the parent company of BNB Bank, and Dime Community Bancshares, Inc. (Nasdaq: DCOM) (“Dime”), the parent company of Dime Community Bank, today announced that they have entered into a definitive merger agreement pursuant to which the companies will combine in an all-stock merger of equals transaction, valued at approximately $489 million. The merger combines two complementary banking platforms to create a premier community-based business bank. The combined company will have over $11 billion in assets, over $8 billion in total deposits, and 66 branches spanning Montauk to Manhattan.

“This highly compelling combination will allow us to build on our complementary strengths and provide significant value for shareholders,” said Kevin O’Connor, President and Chief Executive Officer of Bridge Bancorp. “Dime has earned its strong reputation in the greater New York metropolitan market, and I’m thrilled to partner with them. Our enhanced branch footprint and increased capital base will allow us to better serve the needs of our customers. In addition, both companies have strong balance sheets and demonstrated histories of low loan losses through prior cycles, which give me confidence that we will be well-positioned to succeed in any environment. I look forward to working closely with Ken and the entire Dime team as we collectively become New York’s premier community bank.”

Kenneth J. Mahon, Chief Executive Officer of Dime, commented, “Prior to the onset of our commercial bank transformation four years ago, Dime was a monoline, multifamily thrift lender. This merger is the next logical step in Dime’s journey and significantly accelerates our business model transformation. Bridge and Dime are two of the most highly acclaimed and respected franchises in the New York market. Both of us weathered the financial crisis of 2008 with among the lowest loss rates in the entire country. We believe the capital strength of the combined company, Bridge’s high-quality deposit base, and Dime’s historically strong New York City multifamily loan portfolio, will result in the creation of a solid balance sheet. In Bridge, we have aligned ourselves with a company that has a well-constructed commercial bank balance sheet, shares our values, our community focus, and our commitment to building and retaining highly-talented staffs. I believe that in CEO Kevin O’Connor and President and Chief Operating Officer Stuart Lubow we have the right team to carry on each bank’s standalone reputation for customer service, employee engagement and financial performance. We expect our shareholders to benefit from owning a stronger, more attractive, and more formidable competitor in the New York market.”

Strategic Benefits to the Merger

Enhances Scale and Builds Upon Complementary Strengths: The combined company will be strategically positioned to have enhanced scale with expected improved opportunities for growth and profitability. Bridge has a deep history in C&I, commercial real estate, and small business lending, while Dime has been a leading player in low-LTV New York multifamily lending. The combination fortifies complementary commercial and retail banking business lines.

Creates a Bank with Dominant Market Share: The combined company will have a highly complementary branch network with limited existing customer overlap, and will be well positioned to increase market share from regional and money-center banks. Its enhanced branch footprint and increased capital base will allow the combined company to serve the needs of small-to-mid-sized businesses. The combined company will have a deep commitment to and extensive skillset in SBA-lending, which is anticipated to be an active business line in the current environment.

Prospects to Accelerate Shareholder Value Creation: Pro forma calculations with respect to the combined company indicate GAAP EPS accretion of 7% to Bridge and 40% to Dime. The transaction is approximately 0.4% accretive to Bridge’s Tangible Book Value. Management believes that conservative and achievable cost savings, projected to be approximately 15% of the combined expense base, will drive strong financial metrics, material capital generation and tangible book value per share growth.

Transaction Details

Under the terms of the merger agreement, which was unanimously approved by the boards of directors of both companies, Dime will merge with and into Bridge, with Bridge as the surviving corporation, and Dime Community Bank will merge with and into BNB Bank, with BNB Bank as the surviving institution. Following the closing of the transaction, Dime shareholders will receive 0.6480 shares of Bridge common stock for each share of Dime common stock they own. Each outstanding share of Dime’s 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A will be converted into the right to receive one share of a newly created series of preferred stock of Bridge with the same preferences and rights. Upon completion of the transaction, which is subject to both Dime and Bridge shareholder approval, Dime shareholders will own approximately 52% and Bridge shareholders will own approximately 48% of the combined company.

Name, Branding and Headquarters

The combined company will operate under the “Dime Community Bancshares, Inc.” name and the combined bank will operate under the “Dime Community Bank” name. Leveraging Dime’s ubiquitous brand name and having branch network coverage over the entire Long Island market provide the combined entity significant branding power.

Certain retail locations in eastern Long Island will operate under the BNB Bank name for at least one year.

The headquarters of the combined company will be located in Hauppauge, New York, with a corporate office to be located in New York, New York.

The combined company will trade under the Dime ticker symbol “DCOM” on The Nasdaq Stock Market.

Governance and Leadership

The combined company’s board of directors will have twelve directors, consisting of six directors from Bridge and six directors from Dime.

•	Kenneth J. Mahon, the current Chief Executive Officer of Dime, will serve as Executive Chairman of the combined company
•	Marcia Hefter, the current Chairwoman of Bridge’s board of directors, will serve as the independent Lead Director of the combined company

The combined company will be led by a well-respected management team that is comprised of individuals with significant financial services and M&A integration experience.

•	Kevin O’Connor, the current President and Chief Executive Officer of Bridge, will serve as Chief Executive Officer
•	Stuart “Stu” H. Lubow, the current President of Dime, will serve as President and Chief Operating Officer
•	John McCaffery, the current Chief Financial Officer of Bridge, will serve as Senior Executive Vice President and Chief Risk Officer
•	Avinash “Avi” Reddy, the current Senior Executive Vice President and Chief Financial Officer of Dime, will serve as Senior Executive Vice President and Chief Financial Officer

Timing and Approvals

The merger is expected to close in the first quarter of 2021, subject to satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval by the shareholders of each company.

Advisors

Piper Sandler Companies is acting as financial advisor, and has rendered a fairness opinion to the board of directors of Bridge. Luse Gorman, PC is serving as legal counsel to Bridge. Raymond James is acting as financial advisor, and has rendered a fairness opinion to the board of directors of Dime. Holland & Knight LLP is serving as legal counsel to Dime.

Joint Conference Call and Webcast Details

Bridge and Dime will conduct a live conference call and webcast to discuss the transaction at 8:30AM Eastern Time on July 2, 2020. To listen to the live call, please dial 1-888-348-2672 and upon dialing in, request to be joined into the “Bridge Bancorp and Dime Community Merger Announcement” call with the conference operator. The webcast, along with related slides, will be available on both the Bridge website (www.bnbbank.com) and the Dime website (www.dime.com). A replay of the conference call will be available on the websites listed above.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, BNB Bank. Established in 1910, BNB, with assets of approximately $5.1 billion, operates 38 branch locations serving Long Island and the greater New York metropolitan area. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities.

About Dime Community Bancshares, Inc.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered community commercial bank that was founded in 1864. Dime Community Bank is headquartered in Brooklyn, NY and operates twenty-eight banking offices located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on Dime Community Bancshares, Inc. and Dime Community Bank can be found on Dime's website at www.dime.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger (the “Merger”) between Bridge and Dime, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the Merger; (ii) Bridge’s and Dime’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) other statements identified by words such as “may”, “assumes”, “approximately”, “will”, “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of Bridge and Dime and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Bridge and Dime. In addition, these forward-looking statements are subject to various risks, uncertainties and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. As a result, actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Bridge and Dime may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the regulatory approvals required for the Merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of Bridge or Dime may fail to approve the Merger; (6) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Bridge and Dime are engaged; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued adverse changes to credit quality; (9) competition from other financial services companies in Bridge’s and Dime’s markets could adversely affect operations; (10) an economic slowdown could adversely affect credit quality and loan originations; (11) the COVID-19 pandemic is adversely affecting Dime, Bridge, and their respective customers, employees and third-party service providers; the adverse impacts of the pandemic on their respective business, financial position, operations and prospects have been material, and it is not possible to accurately predict the extent, severity or duration of the pandemic or when normal economic and operation conditions will return; and (12) other factors that may affect future results of Dime and Bridge including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Bridge’s and Dime’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s Internet site (http://www.sec.gov).

Risks Relating to the Coronavirus (COVID-19) Outbreak

In March 2020, the World Health Organization declared the coronavirus (COVID-19) outbreak a pandemic and the United States declared a national emergency. Global and national health concerns relating to the COVID-19 pandemic outbreak have been weighing on the local, national and global economic environments, and the outbreak has significantly increased economic uncertainty. The outbreak has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders, and business shutdowns. These measures have not only negatively impacted consumer and business spending habits, they have also adversely impacted and may further impact Dime and Bridge’s workforces and operations and the operations of their customers, vendors and business partners. These measures may remain in place for a significant period of time and they are likely to continue to adversely affect the businesses, results of operations and financial condition of Dime and Bridge.

The bank regulatory agencies and various governmental authorities are urging financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations because of the effects of the COVID-19 pandemic. Loan forbearances and other measures have been taken by Dime and Bridge to assist affected customers and businesses, which have had and may continue to have an adverse impact on results of operations and financial condition. Loans to particular businesses, such as restaurants, hotels and contractors, as well as to people working in those industries, may be particularly subject to adverse developments. Disruptions to customers could result in increased risk of delinquencies, defaults, foreclosures and losses on loans, negatively impact regional economic conditions, result in declines in local loan demand, liquidity of loan guarantors, loan collateral (particularly in real estate), loan originations and deposit availability.

The spread of COVID-19 has also caused Dime and Bridge to modify business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and the companies may take further actions as may be required by government authorities or that are determined to be in the best interests of their employees, customers and business partners. There is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities.

The extent to which the COVID-19 pandemic impacts Dime and Bridge’s businesses, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, Dime and Bridge may continue to experience materially adverse impacts to their businesses as a result of its economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a global pandemic, and, as a result, the ultimate impact of the COVID-19 outbreak or a similar health epidemic or pandemic is highly uncertain and subject to change. The full extent of the impact on Dime’s and Bridge’s businesses, operations or the economy as a whole is unknown. However, the effects could have a material impact on results of operations, and Dime and Bridge will continue to monitor the COVID-19 pandemic situation closely.

Risks Related to the SBA PPP Loan Program

Bridge and Dime are participating lenders in the Paycheck Protection Program (“PPP”), a loan program administered through the Small Business Administration (“SBA”), which was created to help eligible businesses, organizations and self-employed persons fund their operational costs during the COVID-19 pandemic. Under this program, the SBA guarantees 100% of the amounts loaned under the PPP. Bridge and Dime may be exposed to credit risk on PPP loans if a determination is made by the SBA that there is a deficiency in the manner in which the loan was originated, funded, or serviced. If a deficiency is identified, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty, or, if it has already paid under the guaranty, seek recovery of any loss related to the deficiency. Financial institutions have experienced litigation related to their processes and procedures used in processing applications for the PPP. If Bridge or Dime were to be subject to any such litigation, such litigation could have a material adverse impact on the companies’ businesses, financial conditions and results of operations.

Bridge and Dime caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Bridge or Dime or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Bridge and Dime do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Important Additional Information and Where to Find It

This press release is being made in respect of the proposed Merger between Dime and Bridge. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the Merger. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In connection with the Merger, Bridge will file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of Bridge and Dime, and a prospectus of Bridge (the “Joint Proxy Statement/Prospectus”), and each of Bridge and Dime may file with the SEC other relevant documents concerning the Merger. The definitive Joint Proxy Statement/Prospectus will be mailed to shareholders of Dime. Shareholders and investors are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus regarding the Merger carefully and in their entirety when they become available and any other relevant documents filed with the SEC by Bridge and Dime, as well as any amendments or supplements to those documents, because they will contain important information about Bridge, Dime and the Merger.

Free copies of the Joint Proxy Statement/Prospectus, as well as other filings containing information about Bridge and Dime, may be obtained at the SEC’s website, www.sec.gov, when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, by directing a request to Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridge, New York 11932, Attention: Corporate Secretary, or by calling (631) 537-1001, ext. 7255, or to Dime Community Bancshares, Inc., 300 Cadman Plaza West, 8th Floor, Brooklyn, New York 11201, Attention: Corporate Secretary, or by calling (718) 782-6200, or by accessing Bridge’s website at www.bnbbank.com under the “Investor Relations” tab or by accessing Dime’s website at www.dime.com under the “About—Investor Relations” tab. The information on Bridge’s and Dime’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Participants in the Solicitation

Bridge, Dime and their respective directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Dime in connection with the Merger. Information about Bridge’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on April 28, 2020, and information about Dime’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on April 15, 2020. Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus regarding the Merger and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Bridge Bancorp, Inc.

Investor Relations Contact:

John M. McCaffery

Executive Vice President – Chief Financial Officer

Phone: 631-537-1001; Ext. 7290

Email: jmccaffery@bnbbank.com

Dime Community Bancshares, Inc.

Investor Relations Contact:

Avinash Reddy

Senior Executive Vice President – Chief Financial Officer

Phone: 718-782-6200; Ext. 5909

Email: areddy@dime.com